Exhibit 16.1

July 21, 2026

Securities and Exchange Commission 100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Remix Therapeutics, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 304(a)(1) of Regulation S-K, as part of the Registration Statement on Form S-4 of Remix Therapeutics, Inc. dated July 21, 2026. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

On March 3, 2026, Remix dismissed PricewaterhouseCoopers LLP (“PwC”) as its independent accountants. On May 13, 2026, Remix engaged Deloitte & Touche LLP as its independent registered public accounting firm for the fiscal year ending December 31, 2025 and 2024.

Remix’s board of directors approved the decision to change Remix’s independent registered public accounting firm.
The reports of PwC on Remix’s financial statements for the fiscal year ended December 31, 2024 and 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for the explanatory paragraph about the substantial doubt about the Company’s ability to continue as a going concern.

During the fiscal years ended December 31, 2024 and 2023 and the subsequent period through March 3, 2026, there were no disagreements, as defined in Item 304(a)(1)(iv) of Regulation S-K, between Remix and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter of the disagreements in connection with its reports on Remix’s financial statements for such fiscal years.
During the fiscal years ended December 31, 2024 and 2023 and the subsequent period through March 3, 2026, there were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K.

Remix provided PwC with a copy of the foregoing disclosures and requested a letter addressed to the SEC stating whether PwC agrees with the statements made by Remix in this section and, if not, stating the respects in which it does not agree. A copy of PwC’s letter is filed as Exhibit 16.1 to the registration statement of which this proxy statement/prospectus forms a part.

During the fiscal years ended December 31, 2025 and 2024 and the subsequent period through May 13, 2026, neither Remix nor anyone acting on its behalf consulted with Deloitte & Touche LLP regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Remix’s financial statements, and neither a written report nor oral advice was provided to Remix by Deloitte & Touche LLP that Deloitte & Touche LLP concluded was an important factor considered by Remix in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as described in Item 304(a)(1)(v) of Regulation S-K.